Exhibit 10.2

LEASE AGREEMENT

Between

AZURE 14TH STREET CORPORATION

a Delaware Corporation,

as Landlord

and

BOWNE GLOBAL SOLUTIONS II, INC.

a New York Corporation,

as Tenant

OFFICE LEASE REFERENCE PAGE

BUILDING:	1101 14th Street, N.W. Washington, D.C.

LANDLORD:	AZURE 14TH STREET CORPORATION, a Delaware Corporation

LANDLORD’S ADDRESS:	c/o American Realty Advisors 801 North Brand Boulevard, Suite 800 Glendale, CA 91203 Attention: Stanley Iezman

LEASE REFERENCE DATE:	June 14, 2004

TENANT:	Bowne Global Solutions II, Inc., a New York corporation

TENANT’S ADDRESS: (a) As of the beginning of the Term:	Premises

With a copy to:	Bowne Global Solutions II, Inc. 132 West 31st Street, 12th Floor New York, NY 10001 Attention: Chief Financial Officer

With a copy to: Bowne & Co., Inc. 345 Hudson Street New York, NY 10014 Attention: General Counsel

(b) Prior to beginning of Term (if different):	N/A

PREMISES IDENTIFICATION:	Suite Number 200, which contains 7,153 rentable square feet and Suite Number 250, which contains 3,422 rentable square feet, both of which are on the 2nd Floor (for outline of Premises see Exhibit A)

PREMISES RENTABLE AREA:	10, 575 Square Feet

SCHEDULED COMMENCEMENT DATE:	August 1, 2004

TERMINATION DATE:	October 31, 2011

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TERM OF LEASE:	Approximately seven (7) years, three (3) months and zero (0) days beginning on the Commencement Date and ending on the Termination Date (unless sooner terminated pursuant to the Lease)

ANNUAL RENT:

(Article 3):

FOR SUITE NUMBER 200:

Months	Annual Rent PSF	Monthly Installment
8/1/04-10/31/04	$30.99	$18,474.67
11/1/04-10/31/05	$31.77	$18,936.54
11/1/05-10/31/06	$32.56	$19,409.95
11/1/06-10/31/07	$34.56	$20,602.12
11/1/07-10/31/08	$35.43	$21,117.17
11/1/08-10/31/09	$36.31	$21,645.10
11/1/09-10/31/10	$37.22	$22,186.23
11/1/10-10/31/11	$38.15	$22,740.89

FOR SUITE NUMBER 250:

Months	Annual Rent PSF	Monthly Installment
8/1/04-10/31/05	$31.50	$8,982.75
11/1/05-10/31/06	$32.28	$9,205.18
11/1/06-10/31/07	$33.08	$9,433.31
11/1/07-10/31/08	$33.90	$9,667.15
11/1/08-10/31/09	$34.75	$9,909.54
11/1/09-10/31/10	$36.75	$10,479.88
11/1/10-10/31/11	$37.66	$10,739.38

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CONDITIONAL RENT:	Provided that Tenant has faithfully performed all of the terms and conditions of the Lease, Landlord agrees to abate Tenant’s obligation to pay Base Rent on the Premises for the months of August, September and October, 2004 (the “Conditional Rent”). Notwithstanding the foregoing, however, during such abatement period, Tenant shall still be responsible for the payment of all other sums due under the Lease. If an Event of Default occurs at any time during the term of the Lease, in addition to any other remedies to which Landlord may be entitled, Landlord shall be entitled to recover the Conditional Rent (i.e., the amount of the Conditional Rent shall not be deemed to have been abated, but shall become immediately due and payable as unpaid Rent earned, but due at the time of such Event of Default).

BASE YEAR:	Suite Number 200 - 2001

Suite Number 250 – 2004

TOTAL SQUARE FOOTAGE OF BUILDING FOR DIRECT EXPENSE PASTHROUGHS:	114,941

TENANT’S PROPORTIONAL SHARE FOR DIRECT EXPENSE PASS-THROUGHS:	Suite Number 200 – 6.28%

Suite Number 250 – 2.92%

TOTAL SQUARE FOOTAGE OF BUILDING FOR TAXES PASS-THROUGHS:	120,325

TENANT’S PROPORTIONAL SHARE FOR TAXES PASS-THROUGHS:	Suite Number 200 – 5.10%

Suite Number 250 – 3.69%

ASSIGNMENT/SUBLETTING FEE:	$1,000

BUSINESS HOURS	Monday – Friday, 8:00 a.m. – 6:00 p.m.
Saturday, 9:00 a.m. – 1:00 p.m.

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31.	TENANT’S AUTHORITY	29

32.	COMMISSIONS	30

33.	TIME AND APPLICABLE LAW	30

34.	SUCCESSORS AND ASSIGNS	30

35.	ENTIRE AGREEMENT	30

36.	EXAMINATION NOT OPTION	30

37.	RECORDATION	30

38.	CONDITION OF PREMISES	31

39.	PARKING	31

40.	[INTENTIONALLY DELETED]	31

41.	RENEWAL OPTION	31

42.	LIMITATION OF LANDLORD’S LIABILITY	32

43.	EARLY TERMINATION	33

44.	ERISA	33

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LEASE

By this Lease Landlord leases to Tenant and Tenant leases from Landlord the Premises in the Building as set forth and described on the Reference Page. The Reference Page, including all terms defined thereon, is incorporated as part of this Lease.

1.	USE AND RESTRICTIONS ON USE.

1.1 The Premises are to be used solely for general office purposes. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure, annoy, or disturb them or allow the Premises to be used for any improper, immoral, unlawful, or objectionable purpose. Tenant shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained, or the commission of any waste. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in or upon, or in connection with, the Premises, all at Tenant’s sole expense. Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Building or any part thereof.

1.2 Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees to at any time handle, use, manufacture, store or dispose of in or about the Premises or the Building any (collectively “Hazardous Materials”) flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively “Environmental Laws”), nor shall Tenant suffer or permit any Hazardous Materials to be used in any manner not fully in compliance with all Environmental Laws, in the Premises or the Building and appurtenant land or allow the environment to become contaminated with any Hazardous Materials. Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing reasonable quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like used in a general office environment) to the extent customary and desirable for the use of the Premises for general office purposes; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in accordance with all applicable Environmental Laws and not cause or permit such Hazardous Materials to contaminate the Premises, Building and appurtenant land or the environment. Tenant shall protect, defend (with counsel reasonably acceptable to Landlord), indemnify and hold each and all of the Landlord Entities (as defined in Article 30) harmless from and against any and all loss, claims, liability or costs (including court costs and reasonable attorneys’ fees) incurred by reason of any actual or asserted failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Building or Premises of any Hazardous Materials (even though permissible under all applicable Environmental Laws or the provisions of this Lease) caused by Tenant or any of its agents, servants, employees, contractors, subcontractors, invitees, licensees, or visitors, or by reason of any actual or asserted failure of Tenant to keep, observe, or perform any provision of this Section 1.2. To Landlord’s actual knowledge as of the date of this Lease, without investigation, the Building contains no suspect friable asbestos-containing materials or other Hazardous Materials in violation of Applicable Law as of the date of this Lease.

2.	TERM.

2.1 The Term of this Lease shall begin on the date (“Commencement Date”) which is the Scheduled Commencement Date as shown on the Reference Page. Landlord shall tender possession of the Premises with all the work, if any, to be performed by Landlord pursuant to Exhibit B to this Lease Substantially Completed. Landlord shall provide to Tenant at least fifteen (15) days’ prior advance notice (verbal or written) of the anticipated date of Substantial Completion. For purposes of this provision, “Substantially Complete” or “Substantial Completion” shall mean the Premises are tenantable for Tenant’s intended use and constructed in accordance with the Approved Working Drawings (as that term is defined in Exhibit B) and with a certificate of occupancy therefor issued by the District of Columbia, excluding any long lead- time items required by Tenant and subject to punchlist items which do not materially adversely interfere with Tenant’s beneficial use of the Premises; provided, however, if the Premises would have been Substantially Completed by the Scheduled Commencement Date but for Tenant Delays (defined in Exhibit B), the Commencement Date shall be that the Tenant’s Improvements would have been Substantially Completed but for the Tenant Delay, as determined by Landlord, and provided further that if Tenant shall begin beneficial occupancy of the Premises prior to Substantial Completion or the Scheduled Commencement Date, the Commencement Date shall be the date upon which Tenant shall begin such beneficial occupancy. For purposes of this provision, “beneficial occupancy” shall mean that Tenant is conducting business in or from any portion of the Premises. Landlord and Tenant shall execute a memorandum setting forth the actual Commencement Date and Termination Date. Failure to execute such Memorandum shall not affect the commencement or expiration of the Term. Notwithstanding any provision in this Lease to the contrary, if the Term has not commenced within one (1) year after the date of the Lease Reference Date, this Lease shall automatically terminate on the first (1st) anniversary of the Lease Reference Date, but Tenant shall remain liable hereunder to the extent such termination arises out of or in connection with an Event of Default by Tenant hereunder. The sole purpose of this provision is to avoid any possible le interpretation that this Lease violates the Rule Against Perpetuities or other rule of law against restraints on alienation.

2.2 Tenant agrees that in the event of the inability of Landlord to deliver possession of the Premises on the Scheduled Commencement Date, Landlord shall not be liable for any damage resulting from such inability, but Tenant shall not be liable for any rent until the time when Landlord can, after written notice to Tenant, deliver possession of the Premises to Tenant. No such failure to give possession on the Scheduled Commencement Date shall affect the other obligations of Tenant under this Lease, except that if Landlord is unable to deliver possession of the Premises within sixty (60) days of the Scheduled Commencement Date (other than as a result of strikes, shortages of materials or similar matters beyond the reasonable control of Landlord, it being agreed that Landlord shall notify Tenant in writing of such matters promptly after Landlord has knowledge of such delay), Tenant shall have the option to terminate this Lease unless said delay is as a result of a Tenant Delay (as defined in Exhibit B). In such an event, if any delay is the result of a Tenant Delay, the Commencement Date and the payment of rent under this Lease shall be accelerated by the number of days of such Tenant Delay. If Tenant elects to exercise its termination option provided in this Section 2.2, such termination option must be exercised by Tenant within ten (10) business days after the expiration of such sixty (60) day period. If Tenant fails to exercise timely such termination option, said option shall thereafter be null and void and of no force or effect. If the Commencement Date is delayed beyond the Scheduled Commencement, and such delay is not the result of a Tenant Delay (as defined in Exhibit B), then the Commencement Date shall be extended by the number of days of such delay as reduced by the number of days of Tenant Delay, as reasonably determined by Landlord’s architect after consultation in good faith with Tenant’s architect. The Commencement Date shall not be otherwise extended for any other reason, including but not limited to, force majeure or Tenant’s inability to obtain building materials or labor.

3.	RENT.

3.1 Tenant agrees to pay to Landlord, commencing on the Commencement Date, the Annual Rent in effect from time to time by paying the Monthly Installment of Annual Rent then in effect on or before the first day of each full calendar month during the Term, except that the first month’s rent shall be paid upon the execution of this Lease. The Monthly Installment of Annual Rent in effect at any time shall be one-twelfth of the Annual Rent in effect at such time. Rent for any period during the Term which is less than a full month shall be a prorated portion of the Monthly Installment of Annual Rent based upon a thirty (30) day month. Said rent shall be paid to Landlord, without deduction or offset and without notice or demand, at the Landlord’s address, as set forth on the Reference Page, or to such other person or at such other place as Landlord may from time to time designate in writing.

3.2 Tenant recognizes that late payment of any rent or other sum due under this Lease will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if rent or any other sum is not paid when due and payable pursuant to this Lease, a late charge shall be imposed in an amount equal to the greater of: (a) Fifty Dollars ($50.00), or (b) a sum equal to five percent (5%) per month of the unpaid rent or other payment; provided, however, Landlord agrees to waive and forgive the first (1st) of any such late charges arising during any twelve (12) consecutive months during the Term, provided that Landlord receives such overdue rent or other sum within ten (10) days after written notice from Landlord that such payment was not made when due. The amount of the late charge to be paid by Tenant shall be reassessed and added to Tenant’s obligation for each successive monthly period until paid. The provisions of this Section 3.2 in no way relieve Tenant of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 3.2 in any way affect Landlord’s remedies pursuant to Article 19 of this Lease in the event said rent or other payment is unpaid after date due.

4.	RENT ADJUSTMENTS.

4.1 Except as otherwise provided herein, any other sums of money due and payable by Tenant to Landlord under this Lease shall be considered “Additional Rent.” For the purpose of this Article 4, the following terms are defined as follows:

4.1.1 Lease Year: Each calendar year falling partly or wholly within the Term.

4.1.2 Direct Expenses: All direct costs of operation, maintenance, repair and management of the Building (including the amount of any credits which Landlord may grant to particular tenants of the Building in lieu of providing any standard services or paying any standard costs described in this Section 4.1.2 for similar tenants, provided that the amount of such credit shall not result in Tenant being required to pay an amount greater than the amount that Tenant would have paid if such tenants had received such standard services and/or paid such standard costs), as determined in accordance with generally accepted accounting principles, including the following costs by way of illustration, but not limitation: water and sewer charges; insurance charges of or relating to all insurance policies and endorsements deemed by Landlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation, or operation of the Building or any part thereof; utility costs; the cost of heat, light, power, steam, gas, and waste disposal; the cost of janitorial services; the cost of access control and monitoring services; window cleaning costs; labor costs; costs and expenses of managing the Building including management fees (not in excess of fair market management fees); air conditioning maintenance costs; elevator maintenance fees and supplies; material costs; equipment costs including the cost of maintenance, repair and service agreements and rental and leasing costs; purchase costs of equipment other than capital items; current rental and leasing costs of items which would be amortizable capital items if purchased; tool costs; licenses, permits and inspection fees; wages and salaries; employee benefits and payroll taxes; accounting and legal fees (provided that accounting and legal fees shall be limited to those relating solely to the ownership, maintenance, management, and operation of the Building and shall not include accounting fees incurred or costs of litigation incurred due to the preparation of tax returns or financial statements [other than any such statements prepared in calculating the Direct Expenses and Taxes], or the late payments of taxes, utility bills and other costs incurred by Landlord’s failure to make such payments when due); any sales, use or service taxes incurred in connection therewith. In addition, Landlord shall be entitled to amortize and include as Additional Rent: (i) an allocable annual amortized portion of the cost of capital improvement items which are reasonably calculated to reduce operating expenses; (ii) fire sprinklers and suppression systems and other life safety systems, provided that there shall have been a revision, change, or other modification thereto which are required under any governmental laws, regulations or ordinances which were not applicable to the Building as of the Commencement Date; and (iii) other capital expenses which are required under any governmental laws, regulations or ordinances which did not require compliance prior to the Commencement Date, as determined by Landlord in its reasonable judgment. All such costs shall be amortized over the reasonable life of such improvements in accordance with such reasonable life and amortization schedules as shall be determined by Landlord in accordance with generally accepted accounting principles, with interest on the unamortized amount at one percent (1%) in excess of the prime lending rate announced from time to time as such by The Northern Trust Company of Chicago, Illinois, or if The Northern Trust Company is no longer extant, a comparable financial institution selected by Landlord in its sole and absolute discretion. Direct Expenses shall not include (1) depreciation or amortization of the Building or equipment in the Building except as provided herein; (2) loan principal payments, costs of alterations of tenants’ premises; (3) leasing commissions; (4) interest expenses on long-term borrowings; (5) advertising costs or management salaries for executive personnel other than personnel located at the Building; (6) utilities and other similar expenses incurred directly by or on behalf of retail tenants in the Building and electricity expenses for other Building space demised to office tenants which tenants pay for such electricity expenses themselves; (7) services provided and costs incurred in connection with the operation of retail or other ancillary operations owned, operated or subsidized by Landlord; (8) costs of a capital nature or which would be capitalized under generally accepted accounting principles, including, without limitation, capital improvements or replacements, capital equipment and capital tools, all as determined in accordance with generally accepted accounting principles other than the annual amortized amount permitted to be included pursuant to this Section 4.1.2 above; (9) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or in the parking garage of the Building; (10) costs of the initial construction of the Building; (11) costs of structural repairs to the Building including structural repairs to the roof, curtain wall, foundation, floor slabs (except for normal caulking and maintenance); (12) costs of leasing commissions, legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or with respect to individual tenants or occupants of the Building; (13) any other expenses for which Landlord actually receives reimbursement (or is entitled to receive reimbursement) from insurance, condemnation awards, other tenants or any other third-party source; (14) except as real estate taxes may be increased due to a re-assessment of the Building upon any of such events, costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building; (15) any costs, fines or penalties incurred due to the violation by Landlord of any governmental rule or authority; (16) payments of principal and interest or other financial charges made on any debt payments made under any ground or underlying lease or leases, except to the extent that a portion of such rental payments is reasonably allocable to ad valorem real estate taxes, interest charges and increased property values or taxes as a result of such leases; (17) costs incurred to correct violations by Landlord of any law, rule, order or regulation which was in effect as of (i) with respect to Suite 200, May 15, 2001, and (ii) with respect to Suite 250, the Lease Reference Date; (18) costs of repairing, replacing or otherwise correcting defects (including latent defects) in or inadequacies of (but not the costs of ordinary and customary repair for normal wear and tear) the design or construction of the Building or the costs of repairing, replacing or correcting defects in the initial design or construction of any tenant improvements, or abating any Hazardous Materials contamination (19) costs or expenses of utilities directly metered to tenants of the Building and payable separately by such tenants; (20) costs incurred in connection with disputes with tenants (including any bad debt loss, rent loss, or reserves therefore), other occupants, or prospective tenants, or costs and expenses incurred in connection with negotiations or disputes with employees, management agents, leasing agents, purchasers or mortgagees of the Building; (21) costs of advertising and public relations and promotional costs associated with the promotion or leasing of the Building and costs of signs in or on the Building identifying the owners of the Building or any tenant of the Building; and (22) costs or expenses of the parking garage servicing the Building.

4.1.3 Taxes: Real estate taxes and any other taxes, charges and assessments which are levied with respect to the Building or the land appurtenant to the Building, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located in the Building and used in connection with the operation of the Building and said land, any payments to any ground lessor in reimbursement of tax payments made by such lessor; and all fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies or the tax rate pertaining to any Taxes to be paid by Landlord in any Lease Year. Taxes shall not include any corporate franchise, or estate, inheritance or net income tax, or tax imposed upon any transfer by Landlord of its interest in this Lease or the Building.

4.2 Commencing on the first anniversary of the Commencement Date, if in any Lease Year, Taxes for the Building exceed Taxes incurred by Landlord for the Building for the Base Year or Direct Expenses for the Building exceed Direct Expenses for the Building for the Base Year, Tenant shall pay its Proportionate Share of any such excess as Additional Rent for such Lease Year.

4.3 Landlord shall use commercially reasonable efforts to deliver the annual determination of Direct Expenses to Tenant within ninety (90) days after the expiration of the applicable calendar year (together with a copy of all paid tax bills received during such calendar year so long as Tenant has requested such tax bills in writing prior to the end of the applicable calendar year). Landlord’s failure to deliver same within such time period shall not relieve or discharge Tenant from its obligations to pay its Proportionate Share of any increases in Direct Expenses above the Direct Expenses for the Base Year as provided for herein. If the annual determination is certified by a nationally recognized firm of public accountants selected by Landlord, it shall be binding upon Landlord and Tenant. However, Tenant and/or Tenant’s agent (who shall be an independent certified public accountant not retained by Tenant on a contingent fee basis) may review the books and records supporting such determination in the office of Landlord, or Landlord’s agent, during Business Hours, upon giving Landlord five (5) days advance written notice within sixty (60) days after receipt of such determination, but in no event more often than once in any one year period. Not later than thirty (30) days following Tenant’s notice of its desire to review such books and records, Tenant shall provide Landlord with the results of Tenant’s review in writing, and if applicable, Tenant may dispute with specificity any portion of such determination based in good faith on Tenant’s review; provided, however, Landlord’s determination of Direct Expenses shall be binding except to the extent Tenant disputes the same with specificity within such thirty (30) day period, provided Tenant shall have provided timely notice of its exercise of such review right during said sixty (60) day period. Provided that Tenant has timely complied with the provisions of this Section 4.3, in the event that Tenant’s review results in a final decision by Landlord made in good faith based upon the facts presented therein (or final judicial order by a court of competent jurisdiction) to reduce the Direct Expenses by more than five percent (5%) in the aggregate of the amount set forth in Landlord’s annual determination, then Landlord shall reimburse Tenant for its review fees paid to a certified public accountant not affiliated with Tenant working on a non-contingent fee basis, such reimbursement not to exceed $2,500.00. Landlord shall refund to Tenant any amount previously overpaid by Tenant pursuant to this Article 4 (without interest thereon) within thirty (30) days following such final decision. If the review discloses that Tenant underpaid its Direct Expenses, Tenant shall pay to Landlord the deficiency within thirty (30) days after the later to occur of the completion of such review or written demand from Landlord. If during all or any portion of any year (including the Base Year): (a) the Building is not ninety-five percent (95%) rented and occupied; or (b) if a standard service or a standard cost is not provided in both the Base Year and any comparison year, Landlord shall make an appropriate adjustment of Direct Expenses for such year which vary depending upon the Building’s occupancy level or to reflect the absence or inclusion of such standard service or standard cost in the Base Year or such comparison year, to determine the Direct Expenses that would have been paid or incurred by Landlord had the Building been ninety-five percent (95%) rented and occupied for the entire year, or if such standard service or standard cost had been included or excluded in any such year, as applicable, and the amount so determined shall be deemed to have been the Direct Expenses for such year, and if at any time during any calendar year (Including the Base Year), any part of the Building is leased to an office tenant (hereinafter referred to as a “Special Tenant”) who, in accordance with the terms of its lease, provides its own cleaning and janitorial services or electricity or other services that Tenant does not provide for itself then the Direct Expenses for such calendar year shall be increased by the additional costs for cleaning and janitorial services, electricity services and/or for such other services not provided by Tenant for itself as reasonably estimated by Landlord that would have been incurred by Landlord if Landlord had furnished and paid for cleaning and janitorial services, electricity and/or such other services for the space occupied by the Special Tenant.

4.4 Prior to the actual determination thereof for a Lease Year, Landlord may from time to time estimate Tenant’s liability for Direct Expenses and/or Taxes under Section 4.2, Article 6 and Article 29 for the Lease Year or portion thereof landlord will give Tenant written notification of the amount of such estimate and Tenant agrees that it will pay, by increase of its Monthly Installments of Rent due in such Lease Year, one-twelfth (1/12) of the Additional Rent in the amount of such estimate. Any such increased rate of Monthly Installments of Rent pursuant to this Section 4.4 shall remain in effect until further written notification to Tenant pursuant hereto.

4.5 When the above mentioned actual determination of Tenant’s liability for Direct Expenses and/or Taxes is made for any Lease Year and when Tenant is so notified in writing, if the total Additional Rent Tenant actually paid pursuant to Section 4.3 on account of Direct Expenses and/or Taxes for the Lease Year is less than Tenant’s liability for Direct Expenses and/or Taxes, then Tenant shall pay such deficiency to Landlord as Additional Rent in one lump sum within thirty (30) days of receipt of Landlord’s bill therefor; and

4.5.1 If the total Additional Rent Tenant actually paid pursuant to Section 4.3 on account of Direct Expenses and/or Taxes for the Lease Year is more than Tenant’s liability for Direct Expenses and/or Taxes, then Landlord shall credit the difference against the then next due payments to be made by Tenant under this Article 4. Tenant shall not be entitled to a credit by reason of actual Direct Expenses and/or Taxes in any Lease Year being less than the Direct Expenses and/or Taxes in the Base Year.

4.6 Tenant’s obligation to pay Direct Expenses and Taxes shall survive the expiration or earlier termination of the Term. If the Commencement Date is other than January 1 or if the Termination Date is other than December 31, Tenant’s liability for Direct Expenses and Taxes for the Lease Year in which said Commencement Date occurs shall be prorated based upon a three hundred sixty-five (365) day year.

5.	SECURITY DEPOSIT.

[Intentionally Deleted]

6.	ALTERATIONS.

6.1 Except for those, if any, specifically provided for in Exhibit B to this Lease, Tenant shall not make or suffer to be made any alterations, additions, or improvements, including, but not limited to, any which are visible from the exterior of the Premises, the attachment of any fixtures or equipment in, on, or to the Premises or any part thereof or the making of any improvements as required by Article 7 (collectively, “Alterations”), without the prior written consent of Landlord. Landlord’s consent shall not be unreasonably withheld, delayed, or conditioned with respect to proposed Alterations that: (i) comply with all applicable laws, ordinances, rules and regulations; (ii) are compatible with the Building and its mechanical, electrical, heating, ventilating and air conditioning, plumbing, fire and life safety systems, and perimeter access control systems (collectively, the “Building Systems”); (iii) will not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; (iv) do not affect the structural portions of the Building (the “Building Structure”) ; and (v) do not and will not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations in other tenant’s spaces or the Common Areas. Notwithstanding the foregoing, Tenant may make or allow to be made Alterations in or to the Premises without obtaining the prior written consent of Landlord, but only if such Alterations meet all of the following criteria: (1) such Alterations comply with all applicable laws, ordinances, rules and regulations, (2) such Alterations do not affect the Building Systems and Structure; (3) such Alterations and the work of constructing them will not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; (4) such Alterations do not affect the Building Structure; (5) such Alterations do not and will not, whether alone or taken together with other improvements, require the construction of any improvements or alterations within the Building outside of the Premises; and (6) the cost of any singular Alteration or the aggregate cost of any group of Alterations comprising the same project made without the consent of Landlord does not exceed the sum of Twenty Five Thousand Dollars ($25,000). When applying for consent, Tenant shall furnish complete plans and specifications and any other reasonably requested information for such alterations, additions and improvements. If Tenant plans to make any Alterations without the prior consent of Landlord pursuant to the provisions of this Section, Tenant shall deliver to Landlord a copy of all plans and specifications for such Alterations at least fifteen (15) days before the commencement of any demolition, construction or installation of any portion of such Alterations. Upon the completion of any Alterations requiring a construction or other permit from the applicable governmental authority or upon the completion of any Alterations in any twelve (12) consecutive months costing more than Five Thousand Dollars ($5,000) singly or in the aggregate, Tenant shall provide a copy of the “as built” plans to Landlord; provided, however, plans, specifications, and “as-built” plans shall not be required for any carpeting or painting work performed by or on behalf of Tenant.

6.2 In the event Landlord consents to the making of any such Alteration Tenant, the same shall be made using a general contractor approved by Landlord (“Approved Contractor”), which approval Landlord agrees not to unreasonably withhold, delay, or condition, at Tenant’s sole cost and expense. If Tenant shall employ any contractor other than an Approved Contractor and such other contractor or any subcontractor of such other contractor shall employ any non-union labor or supplier, Tenant shall be responsible for and hold Landlord harmless from any and all delays, damages and extra costs suffered by Landlord as a result of any dispute with any labor unions concerning the wage, terms or conditions of the employment of any such labor. In any event Landlord may charge Tenant a reasonable charge to cover its overhead as it relates to such proposed work not to exceed the following schedule of charges: (a) four percent (4%) of the cost of any Alteration costing $25,000 or less, and (b) three percent (3%) of the cost of any Alteration costing $25,000 or more.

6.3 All alterations, additions or improvements proposed by Tenant shall be constructed in accordance with all government laws, ordinances, rules and regulations and Tenant shall, prior to construction, provide the additional insurance required under Article 11 in such case, and also all such assurances to Landlord, including but not limited to, waivers of lien, surety company performance bonds and personal guaranties of individuals of substance as Landlord shall require to assure payment of the costs thereof and to protect Landlord and the Building and appurtenant land against any loss from any mechanic’s, materialmen’s or other liens. Tenant shall pay in addition to any sums due pursuant to Article 4, any increase in real estate taxes attributable to any such alteration, addition or improvement for so long, during the

Term, as such increase is ascertainable; at Landlord’s election said sums shall be paid in the same way as sums due under Article 4.

6.4 All Alterations in, on, or to the Premises made or installed by Tenant, including carpeting, shall be and remain the property of Tenant during the Term but, excepting furniture, furnishings, movable partitions of less than full height from floor to ceiling and other trade fixtures, shall become a part of the realty and belong to Landlord without compensation to Tenant upon the expiration or sooner termination of the Term, at which time title shall pass to Landlord under this Lease as by a bill of sale, unless Landlord elects otherwise in writing at the time Tenant requests Landlord’s consent to such Alteration, including the initial Tenant Improvements. If Landlord shall have elected not to permit such Alterations to remain in or about the Premises as aforesaid, Tenant shall, at the expiration or earlier termination of the Term, at Tenant’s sole cost and expense, forthwith and with all due diligence remove any such Alterations, including all or any portion of the initial Tenant Improvements, which have been designated by Landlord to be removed, and Tenant shall forthwith and with all due diligence, at its sole cost and expense, repair and restore the affected areas of the Premises to their condition prior to the making of such Alteration, reasonable wear and tear and damage by fire or other casualty excepted. Unless Landlord shall have provided notice to Tenant during the approval process for the initial Tenant’s Improvements to the contrary, Tenant shall not be required to remove any of such initial Tenant’s Improvements installed or constructed in connection with Tenant’s initial occupancy of the Premises so long as they shall have been otherwise approved by Landlord in accordance with Exhibit B. Notwithstanding the foregoing, Tenant shall not be required to remove an Alteration or its initial Tenant’s Improvements if, in Landlord’s reasonable discretion, such Alteration or initial Tenant’s Improvement: (i) is customary for other tenants in the Building; (ii) does not increase the cost of demolition for an ordinary office build-out in the Building; (iii) does not materially change the initial design of the Premises; and (iv) does not reduce the marketability of the Premises.

6.5 Notwithstanding anything contained in this Lease to the contrary, unless such compliance arises out of Tenant’s particular use of, or any Tenant Alteration to, the Premises or Building, including any base Building systems or structures in the Premises, Tenant shall not be required to make any alteration outside the Premises or to any Limited Common Areas (hereinafter defined) or to any base Building Systems or Structure in the Premises (including without limitation, the sprinkler system in the Premises, the HVAC ducts, VAV boxes, central air handlers, or the electrical and plumbing systems) to comply with any requirement of any present or future laws, statutes, codes, ordinances, regulations or orders of all governmental and/or quasi-governmental authorities having jurisdiction over the Premises or the Building, including without limitation the requirements of The Americans With Disabilities Act (collectively referred to as “Applicable Laws”). “Limited Common Areas” shall mean the bathrooms and the elevator lobbies located on any floor that is not occupied entirely by one tenant (or a group of tenants jointly and severally liable to Landlord under one lease) and any other area on such floor that would have been part of the common areas of the Building had one tenant (or a group of tenants jointly and severally liable to Landlord under one lease) not occupied the entire floor.

7.	REPAIR.

7.1 Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises, except as specified in Exhibit B if attached to this Lease and except that Landlord shall repair and maintain the structural portions of the Building, including the base Building plumbing, fire and life safety, elevator, air conditioning, heating, electrical, and any other utility or access control systems installed or furnished solely by Landlord as part of its base Building Systems (excluding there from any systems or portions of the Building installed or furnished at the request of Tenant or any other tenant or as part of any Alterations), and the roof, foundation, and common areas of the Building, all in a manner consistent with other comparable office buildings in Washington, D.C., as adjusted to account for the relative size, age, character, quality, condition, and location of such other buildings, and subject in all instances to the availability of labor, materials, and supplies and absence of force majeure. By taking possession of the Premises, Tenant accepts them as being in good order, condition and repair and in the condition in which Landlord is obligated to deliver them. It is hereby understood and agreed that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically set forth in this Lease.

7.2 Except to the extent that Landlord is required to repair or maintain any portions of the Building pursuant to the provisions of Section 7.1 above, including any base Building Systems contained within the Premises, and subject to: (i) Landlord’s obligation to provide cleaning and janitorial services in accordance with Section 13.1, and (ii) Landlord’s other repair and maintenance obligations under the Lease (including, without limitation, as contained in Article 22 hereof), Tenant shall, at all times during the Term, keep the Premises in good condition and repair excepting damage by fire, or other casualty, and in compliance with all applicable governmental laws, ordinances and regulations, promptly complying with all governmental orders and directives for the correction, prevention and abatement of any violations or nuisances in or upon, or connected with, the Premises, all at Tenant’s sole expense.

7.3 Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.

7.4 Except as provided in Article 22, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or to fixtures, appurtenances and equipment in the Building; provided, however, Landlord shall use commercially reasonable efforts to minimize any such injury or interference (but shall not in any case be responsible for obtaining, or obligated to obtain or maintain, insurance which could minimize such injury or interference). Except to the extent, if any, prohibited by law, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

7.5 Landlord shall within a commercially reasonable period of time before or after the Commencement Date, at Landlord’s expense, renovate the common area hallways and the restrooms on the second floor of the Building in accordance with Building standards, to be determined in Landlord’s sole but reasonable discretion. Landlord shall use commercially reasonable efforts to bring all common areas of the Building into compliance with Title III of the Americans with Disabilities Act to the extent that Landlord is required to do so under such Act, and provided that such compliance requirement is not caused by any act or failure to act of Tenant or anyone acting by or through Tenant.

8.	LIENS.

Tenant shall keep the Premises, the Building and appurtenant land and Tenant’s leasehold interest in the Premises free from any liens arising out of any services, work or materials performed, furnished, or contracted for by Tenant, or obligations incurred by Tenant. In the event that Tenant shall not, within ten (10) business days following the receipt of written notice of the imposition of any such lien, either cause the same to be released of record or provide Landlord with insurance against the same issued by a major title insurance company or such other protection against the same as Landlord shall accept, Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be considered Additional Rent and shall be payable to it by Tenant on demand.

Tenant shall not be deemed to be the agent or representative of Landlord unmaking any alterations, physical additions or improvements to the Premises pursuant to this Lease, and shall have no right, power or authority to encumber the fee interest in the Building or the appurtenant land. Accordingly, any claims against Tenant with respect to such alterations, physical additions or improvements shall be limited to Tenant’s leasehold estate under this Lease.

9.	ASSIGNMENT AND SUBLETTING.

9.1 Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, and shall not make, suffer or permit such assignment, subleasing or occupancy without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed, and said restrictions shall be binding upon any and all assignees of the Lease and subtenants of the Premises. In the event Tenant desires to sublet, or permit such occupancy of, the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord at least forty five (45) days but no more than one hundred eighty (180) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease or assignment and copies of financial reports and other relevant financial reports and other relevant financial information of the proposed subtenant or assignee.

9.2 Notwithstanding any assignment or subletting, permitted or otherwise, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an Event of Default, if the Premises or any part of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease.

9.3 In addition to Landlord’s right to approve of any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of one or more proposed subletting or assignments (together with any prior subletting or assignments) of fifty percent (50%) or more of the Premises in the aggregate, to recapture the portion of the Premises to be sublet or assigned, as of the date the subletting or assignment is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice given by Landlord to Tenant within thirty (30) days following Landlord’s receipt of Tenant’s written notice as required above. If this Lease shall be terminated with respect to the entire Premises pursuant to this Section, the Term of this Lease shall end on the date stated in Tenant’s notice as the effective date of the sublease or assignment as if that dates had been originally fixed in this Lease for the expiration of the Term. If Landlord recaptures under this Section only a portion of the Premises, this Lease shall be deemed cancelled as of the effective date of such recapture as to the portion of the Premises so recaptured, and the rent to be paid from time to time during the unexposed Term shall abate proportionately based on the proportion by which the approximate square footage of the remaining portion of the Premises shall be less than that of the Premises as of the date immediately prior to such recapture; provided, however, notwithstanding such recapture and cancellation, Tenant shall remain liable for all liabilities and obligations which accrued prior to such cancellation but remain unpaid or unfulfilled. Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission which may be due and owing as a result of any proposed assignment or subletting, whether or not the Premises are recaptured pursuant to this Section 9.3 and rented by Landlord to the proposed tenant or any other tenant. Notwithstanding the foregoing, the recapture right contained in this Section 9.3 shall not apply to a proposed sublease or assignment to a Qualified Tenant Affiliate (as hereinafter defined).

9.4 In the event that Tenant sells, sublets, assigns or transfers this Lease, Tenant shall pay to Landlord as Additional Rent an amount equal to fifty percent (50%) of any Increased Rent (as defined below) when and as such Increased Rent is received by Tenant. As used in this Section, “Increased Rent” shall mean the excess of (i) all rent another consideration which Tenant is entitled to receive by reason of any sale, sublease, assignment or other transfer of this Lease, over (ii) the rent otherwise payable by Tenant under this Lease at such time; provided, however, the Tenant shall be entitled to deduct from such excess rental or other consideration paid to Tenant prior to such payment to Landlord the monthly portion of the following costs incurred by Tenant in actually securing such assignment or sublease, amortized over the first (1st) year of the term of any such sublease, assignment, or other transfer: customary brokerage fees, reasonable advertising or other bona-fide marketing costs, reasonable legal fees and expenses, other economic concessions granted to such assignee or subtenant which are comparable for similar transactions between comparable parties; and reasonable expenses for any improvements to be constructed in such assigned or subleased space. Tenant shall not be entitled to deduct from such excess rental any costs or expenses attributable to any vacancy periods. For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at its fair market value as determined by Landlord in good faith. Notwithstanding the foregoing, the provisions of this Section 9.4 shall not apply to a proposed sublease or assignment to a Qualified Tenant Affiliate.

9.5 Notwithstanding any other provision hereof, Tenant shall have no right to make (and Landlord shall have the absolute right to refuse consent to) any assignment of this Lease or sublease of any portion of the Premises if at the time of either Tenant’s notice of the proposed assignment or sublease or the proposed commencement date thereof, there shall exist any uncured default of Tenant or matter which will become default of Tenant with passage of time unless cured, or if the proposed assignee or sublease’s an entity: (a) with which Landlord is already in negotiation as evidenced by the issuance of a written proposal; (b) is already an occupant of the Building unless Landlord is unable to provide the amount of space required by such occupant; (c) is a governmental agency; (d) is incompatible with the character of occupancy of the Building; or (e) would subject the Premises to a use which would: (i) involve increased personnel or wear upon the Building; (ii) violate any exclusive right granted to another tenant of the Building; (iii) require any addition to or modification of the Premises or the Building in order to comply with building code or other governmental requirements; or, (iv) involve a violation of Section 1.2. Tenant expressly agrees that Landlord shall have the absolute right to refuse consent to any such assignment or sublease and that for the purposes of any statutory or other requirement of reasonableness on the part of Landlord such refusal shall be reasonable.

9.6 Upon Landlord’s approval of any request to assign or sublet, Tenant will pay to Landlord the Assignment/Subletting Fee plus, on written demand, a sum equal to all of Landlord’s costs, including reasonable attorney’s fees, incurred in investigating and considering any proposed or purported assignment or pledge of this Lease or sublease of any of the Premises, regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such assignment, pledge or sublease. Any purported sale, assignment, mortgage, transfer of this Lease or subletting which does not comply with the provisions of this Article 9 shall be void.

9.7 If Tenant is a corporation, partnership or trust, any transfer or transfers of or change or changes within any twelve month period in the number of the outstanding voting shares of the corporation, the general partnership interests in the partnership or the identity of the persons or entities controlling the activities of such partnership or trust resulting in the persons or entities owning or controlling a majority of such shares, partnership interests or activities of such partnership or trust at the beginning of such period no longer having such ownership or control shall be regarded as equivalent to an assignment of this Lease to the persons or entities acquiring such ownership or control and shall be subject to all the provisions of this Article 9 to the same extent and for all intents and purposes as though such an assignment.

9.8 Notwithstanding the foregoing provisions of this Article to the contrary, Tenant shall be permitted to assign this Lease, or sublet all or a portion of the Premises, to a “Qualified Tenant Affiliate” without the prior consent of Landlord, if all of the following conditions are first satisfied at the time of the proposed assignment or sublease:

9.8.1 No Event of Default by Tenant shall have occurred and no event exists which by notice and/or the passage of time would constitute an Event of Default if not cured within the applicable cure period provided under this Lease;

9.8.2 A fully executed copy of such assignment or sublease, the assumption of this Lease by the assignee or acceptance of the sublease by the sub lessee, and such other information regarding the assignment or sublease as Landlord may reasonably request, shall have been delivered to Landlord;

9.8.3 The Premises shall continue to be operated solely for general office purposes or other use acceptable to Landlord in its sole but reasonable discretion;

9.8.4 Tenant shall pay all third party costs reasonably incurred by Landlord in connection with such assignment or subletting, including without limitation reasonable attorneys’ fees; and

9.8.5 Such Qualified Tenant Affiliate shall possess creditworthiness and financial net worth acceptable to Landlord in its reasonable discretion (as evidenced by a copy of such entity’s financial statements covering its most recent fiscal year, audited by a certified public accounting firm (if available), or if not available, certified by such entity’s chief financial officer).

Tenant acknowledges (and, at Landlord’s request, at the time of such assignment or subletting shall confirm) that in each instance Tenant shall remain liable for performance of the terms and conditions of the Lease despite such assignment or subletting. As used herein, the term “Qualified Tenant Affiliate” shall mean an entity which (i) directly or indirectly controls Tenant; or (ii) is under the direct or in direct control of Tenant; or (iii) is under common direct or indirect control with Tenant; or (iv) is the successor-in-interest to Tenant after a merger, sale of substantially all of the assets of Tenant or public offering of Tenant’s stock. “Control” shall mean ownership of fifty-one percent (51%) or more of the voting securities or rights of the controlled entity.

10.	INDEMNIFICATION.

10.1 None of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Building by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building not being in good condition or repair, gas, fire, oil, electricity or theft), except to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors.

10.2 Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Entity, Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and reasonable attorney’s fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Building to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant, its agents, servants, employees, invitees, or visitors to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; (c) Tenant’s failure to comply with any and all governmental laws, ordinances and regulations applicable to the condition or use of the Premises or its occupancy; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease.

10.3 Except to the extent caused by Tenant’s negligence or willful misconduct, Landlord shall protect, indemnify, and hold Tenant harmless from, and against any and all loss, claims, liability or costs (including court costs and reasonable attorneys’ fees) incurred by reason of: (a) any damage to any property of Tenant (but not any personal property of Tenant’s members and employees) or any injury (including but not limited to death) to any person occurring in, on or about the Building or the Premises as a direct result of any willful misconduct or gross negligence by Landlord or its agents, employees or contractors during their use, occupation, maintenance, or repair thereof.

10.4 The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.

11.	INSURANCE.

11.1 Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $1,000,000.00 per occurrence and not less than $2,000,000.00 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time, covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles withal limit of not less than $1,000,000 per accident; (c) insurance protecting against liability under Worker’s Compensation Laws with limits at least as required by statute; (d) Employers Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease-each employee; and (e) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, carpeting, floor coverings, paneling, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured; and, (f) Business Interruption Insurance with limit of liability representing loss of at least approximately four (4) months of Tenant’s income.

11.2 Each of the aforesaid policies shall (a) be provided at Tenant’s expense; (b) except for the Worker’s Compensation policy provided for in Section 11.1(c) above, name the Landlord and the building management company, if any, as additional insureds; (c) be issued by an insurance company with a minimum Best’s rating of “A:VII” during the Term; and (d) provide that said insurance shall not be cancelled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; and said policy or policies or certificates thereof shall be delivered to Landlord by Tenant upon the Commencement Date and at least thirty (30) days prior to each renewal of said insurance.

11.3 Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”) the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

12.	WAIVER OF SUBROGATION.

So long as their respective insurers so permit, Tenant and Landlord hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage, All Risks or other insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.

13.	SERVICES AND UTILITIES.

13.1 Provided that no Event of Default by Tenant exists under this Lease, and subject to the other provisions of this Lease, Landlord agrees to furnish to the Premises during Business Hours on generally recognized business days (but exclusive in any event of Sundays and federal holidays), the following services and utilities, commensurate with industry standard consistent with other comparable office buildings in Washington, D.C., as adjusted to account for the relative size, age, character, quality, condition, and location of such other buildings, subject to the rules and regulations of the Building, prescribed from time to time: (a) water suitable for normal office use of the Premises, and hot and cold watering Building standard restrooms and chilled water in Building standard drinking fountains; (b) heat and air conditioning required in Landlord’s judgment for the use and occupation of the Premises; (c) cleaning and janitorial service; (d) elevator service by non-attended automatic elevators; (e) such window washing as may from time to time in Landlord’s judgment be reasonably required; (f) equipment to bring to Tenant’s meter, electricity in the amount of five (5) watts per rentable square foot in the Premises for heating and cooling, lighting, operation of business machines and equipment which are normally employed for general office use, convenience power such as for outlets, and plumbing (the “Normal Wattage”); and (g) all Building standard replacement tubes, lamps, ballasts and bulbs in the Premises (and the installation thereof). To the extent that Tenant is not billed directly by public utility therefor, if Tenant’s monthly per rentable square foot electrical use in the Premises exceeds the Normal Wattage, as reasonably determined by Landlord, Tenant shall pay to Landlord, upon Landlord’s written demand, as Additional Rent, the monthly costs of electricity used in the Premises in excess of such Normal Wattage, as measured on monthly basis, and all costs of sub metering necessary to determine such excess usage. The charge shall be at the rates charged for such services by the local public utility. Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of rental by reason of Landlord’s failure to furnish any of the foregoing, unless such failure shall persist for an unreasonable time after written notice of such failure is given to Landlord by Tenant and provided further that Landlord shall not be liable when such failure is caused by accident, breakage, repairs, labor disputes of any character, energy usage restrictions or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord. Landlord shall use reasonable efforts to remedy any interruption in the furnishing of services and utilities.

Tenant hereby acknowledges and agrees that Landlord is obligated to provide only the services and amenities expressly described above, and that Landlord, its agents and representatives, have made no representations whatsoever of any additional services or amenities to be provided by Landlord now or in the future under this Lease. Notwithstanding the foregoing, Tenant recognizes that Landlord may, at Landlord’s sole option, elect to provide additional services or amenities for the tenants of the Building from time to time, and hereby agrees that Landlord’s discontinuance of any provision of any such additional services or amenities (including any such additional services or amenities presently being provided) shall not constitute a default of Landlord under this Lease nor entitle Tenant to any abatement of or reduction in rent.

13.2 Should Tenant require any additional work or service, as described above, including services furnished outside Business Hours specified above, Landlord may, on terms to be agreed, upon reasonable advance notice by Tenant, furnish such additional service and Tenant agrees to pay Landlord such charges as may be agreed upon, including any tax imposed thereon, but in no event at a charge less than landlord’s actual cost plus overhead for such additional service and, where appropriate, a reasonable allowance for depreciation of any systems being used to provide such service. As of the date of execution hereof, after hours heating and cooling is available upon forty eight (48) hours advance written notice to Landlord. The current rate for after hours heating and cooling is $55.00 per hour per floor but is subject to change from time to time and at any time in Landlord’s sole and absolute discretion. Such rate shall be allocated proportionately among tenants availing themselves of such after hours heating and cooling based upon the square footage of such tenants’ premises or as otherwise equitably determined by Landlord in the event that less than all tenants on one (1) floor request such after hours heating and cooling.

13.3 Whenever (i) the Premises are occupied by more than one person per 110 square feet of usable area or (ii) heat-generating machines or equipment (other than commercially reasonable number of personal computers, copiers and other electrically-operated office machinery and equipment normally used in modern offices) are used by Tenant in the Premises which affect the temperature otherwise maintained by the air-conditioning system, Landlord reserves the right to install supplementary air conditioning units in or for the benefit of the Premises and the cost thereof, including the cost of installation and the cost of operations and maintenance, shall be paid by Tenant to Landlord upon demand as such Additional Rent.

13.4 Tenant will not, without the written consent of Landlord, use any apparatus or device in the Premises, including but not limited to, electronic data processing machines and machines using current in excess of 300 watts or 110 volts, which will in anyway increase the amount of electricity or water usually furnished or supplied for use of the Premises for normal office use, nor connect with electric current, except through existing electrical outlets in the Premises, or water pipes, any apparatus or device for the purposes fusing electrical current or water; provided, however, notwithstanding the foregoing, Landlord acknowledges that Tenant’s usage of personal and customary office-size copiers and personal desktop computers shall not constitute a breach of the foregoing restrictions on office equipment machines which use more than 300 watts or 110 volts so long as Tenant’s copiers and computers are not “commercial size” copiers, mini-workstation computers, or mainframe computers. If Tenant shall require water or electric current in excess of that usually furnished or supplied for use of the Premises as normal office use, Tenant shall procure the prior written consent of Landlord for the use thereof, which Landlord may refuse, and if Landlord does consent, Landlord may cause a water meter or electric current meter to be installed so as to measure the amount of such excess water and electric current. The cost of any such meters shall be paid for by Tenant. Tenant agrees to pay as Additional Rent to Landlord promptly upon demand therefor, the cost of all such excess water and electric current consumed (as shown by said meters, if any, or, if none, as reasonably estimated by Landlord) at the rates charged for such services by the local public utility or agency, as the case may be, furnishing the same, plus any additional expense incurred in keeping account of the water and electric current so consumed.

13.5 Subject to any supervening events of force majeure or other emergencies, Tenant shall have access to the Building and the Premises twenty-four (24) hours a day, seven (7) days a week, fifty-two (52) weeks per year. Landlord shall electronically control access to the Building’s perimeter entrances (excluding garage stairwells) after Business Hours and on holidays as Landlord deems appropriate. Landlord’s undertaking of such controlled access shall not give rise to any liability of Landlord in the event of any loss, injury or damage to Tenant, its employees, agents, licensees or other invitees, or the property thereof. Landlord shall initially provide Tenant with access cards readable by Landlord’s Building access control system, at no charge to Tenant at the rate of one (1) access card per employee of Tenant working in the Premises as of the Commencement Date. Any such initial cards or passkeys which are inoperative shall be replaced by Landlord at Landlord’s expense (and not be included in Direct Expenses). Landlord shall provide all subsequent access cards for such system at Tenant’s sole cost which shall be the cost payable by Landlord to its access control system provider for such cards.

13.6 Landlord initially shall provide Tenant with, upon Tenant’s request at Landlord’s sole expense, and Tenant shall use only: (i) one (1) Building standard suite entry signage on or near Tenant’s suite entry door; and (ii) for the names of Tenant and its employees, up to a maximum of three (3) Building standard directory strips in the Building’s lobby directory per each 1,000 rentable square feet leased by Tenant under this Lease (excluding storage or parking spaces). Landlord shall have exclusive control over the Building’s lobby directory. The reasonable costs of any replacement or additional signage shall be at Tenant’s expense and payable as Additional Rent hereunder upon written demand.

14.	HOLDING OVER.

Tenant shall pay Landlord for each day Tenant retains possession of the Premises or part of them after termination of this Lease by lapse of time or otherwise at threat (“Holdover Rate”) which shall be 150% of the greater of: (a) the amount of the Annual Rent for the last period prior to the date of such termination plus all Rent Adjustments under Article 4; and, (b) the then market rental value of the Premises as determined by Landlord assuming a new lease of the Premises of the then usual duration another terms, in either case prorated on a daily basis, and also pay all damages sustained by Landlord by reason of such retention. If Landlord gives notice to Tenant of Landlord’ election to that effect, such holding over shall constitute renewal of this Lease for a period from month to month, but if the Landlord does not so elect, no such renewal shall result notwithstanding acceptance by Landlord of any sums due hereunder after such termination; and instead, a tenancy at sufferance at the Holdover Rate shall be deemed to have been created. In any event, no provision of this Article 14 shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law.

15.	SUBORDINATION.

Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to ground or underlying leases and to the lien of any mortgages or deeds of trust now or hereafter placed on, against or affecting the Building, Landlord’s interest or estate in the Building, or any ground or underlying lease; provided, however, that if the lessor, mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease be superior to any such instrument, then, by notice to Tenant, this Lease shall be deemed superior, whether this Lease was executed before or after said instrument. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver within five (5) business days after Landlord’s written demand such further instruments evidencing such subordination or superiority of this Lease as may be required by Landlord.

16.	RULES AND REGULATIONS.

Tenant shall faithfully observe and comply with all the rules and regulations as set forth in Exhibit C to this Lease and all reasonable modifications of and additions to them from time to time put into effect by Landlord. Landlord shall use reasonable efforts to enforce the Rules and Regulations in a non-arbitrary manner with regard to all tenants in the Building and shall not invidiously use the Rules and Regulations to discriminate against Tenant; provided, however, Landlord shall not be responsible to Tenant for the nonperformance by any other tenant or occupant of the Building of any such rules and regulations.

17.	REENTRY BY LANDLORD.

17.1 Upon reasonable prior notice (which may be oral), except in case of emergency in which case no notice need be given, Landlord reserves and shall at all times have the right to re-enter the Premises to inspect the same, to supply janitorial service and any other service to be provided by Landlord to Tenant under this Lease, to show said Premises to prospective purchasers, mortgagees or, during the final twelve (12) months of the Term or after an uncured Event of Default, to prospective tenants; and to alter, improver repair the Premises and any portion of the Building, without abatement of rent, and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall, ceiling or floor in and through the Building and Premises where reasonably required by the character of the work to be performed, provided that: (a) entrance to the Premises shall not be blocked thereby; (b) the business of Tenant and access to the Building, its parking garage, and its entrances shall not be interfered with unreasonably; (c) such work does not result in any permanent reduction in the rentable square footage of the Premises; (d) to the greatest extent possible unless Landlord shall have no other cost effective choice, Landlord shall ensure that any installations affecting the Premises are installed behind the walls, under the floors, or above the ceilings of the Premises. Tenant shall in all events have the right to accompany Landlord in the Premises at any time Landlord is in the Premises but Tenant’s failure to do so shall not entitle Tenant to preclude Landlord from exercising its rights and privileges under this Section; provided, however, if Tenant’s accompaniment is interfering with the work or services being performed in the Premises or is otherwise prohibited by union, insurance, or other third-party workplace rules and regulations, Landlord shall have the right, upon notice (which may be oral) to exclude Tenant from so accompanying Landlord.

17.2 Provided that the business of Tenant shall not be interfered with unreasonably and the entrance to the Premises shall not be blocked thereby, Landlord shall have the right at any time to change the arrangement and/or locations of entrances, or passageways, doors and doorways, and corridors, windows, elevators, stairs, toilets or other public parts of the Building and to change the name, number or designation by which the Building is commonly known. In the event that Landlord damages any portion of any wall or wall covering, ceiling, or floor or floor covering within the Premises, Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable but shall not be required to repair or replace more than the portion actually damaged.

17.3 Tenant hereby waives any claims for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by any action of Landlord authorized by this Article 17. Tenant agrees to reimburse Landlord, on demand, as Additional Rent, for any expenses, which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease.

17.4 For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency to obtain entry to any portion of the Premises. As to any portion to which access cannot be had by means of a key or keys in Landlord’s possession, Landlord is authorized to gain access by such means as Landlord shall elect and the cost of repairing any damage occurring in doing so shall be borne by Tenant and paid to Landlord as Additional Rent upon demand. Notwithstanding anything contained herein to the contrary, except after an Event of Default by Tenant which remains uncured, Landlord shall use commercially reasonable efforts to ensure that, except in the event of an emergency, or as reasonably required pursuant to Section 17.1 above, neither Landlord nor any of its agents, contractors, employees or invitees shall enter the Premises after Business Hours.

18.	DEFAULT.

18.1 Except as otherwise provided in Article 20, the following events shall be deemed to be Events of Default under this Lease:

18.2 Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the rent reserved by this Lease, any other amount treated as Additional Rent under this Lease, or another payment or reimbursement to Landlord required by this Lease, whether or not treated as Additional Rent under this Lease, and such failure shall continue for a period of five days after written notice that such payment was not made when due, but if any such notice shall be given, for the twelve month period commencing with the date of such notice, the failure to pay, within five days after when due, any additional sum of money becoming due to be paid to Landlord under this Lease during such period shall be an Event of Default, without notice.

18.3 Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within twenty (20) days (forthwith, if the failure involves a hazardous condition or one which would expose Landlord to risk of civil or criminal prosecution) after written notice of such failure to Tenant, or such longer period if reasonably necessary and the failure does not involve a hazardous condition or such risk of civil or criminal prosecution, not to exceed sixty (60) days in total, provided that such failure is capable of being cured by Tenant and that Tenant promptly undertakes and pursues the same diligently to completion.

18.4 Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only.

18.4.1 Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof.

18.4.2 A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within thirty (30) days from the date of entry thereof.

19.	REMEDIES.

19.1 Except as otherwise provided in Article 20, upon the occurrence of any of the Events of Default described or referred to in Article 18, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever, concurrently or consecutively and not alternatively:

19.1.1 Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease.

19.1.2 Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event and to repossess Landlord of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or be within the Premises and to remove Tenant’s signs and other evidence of tenancy and all other property of Tenant there from without being deemed in any manner guilty of trespass, eviction or forcible entry or detained, and without incurring any liability for any damage resulting therefrom, Tenant waiving any right to claim damages for such reentry and expulsion, and without relinquishing Landlord’s right to rent or any other right given to Landlord under this Lease or by operation of law.

19.1.3 Upon any termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all rent, including any amounts treated as Additional Rent under this Lease, and other sums due and payable by Tenant on the date of termination, plus as liquidated damages and not as a penalty, an amount equal to the sum of: (a) an amount equal to the then present value of the rent reserved in this Lease for the residue of the stated Term of this Lease including any amounts treated as Additional Rent under this Lease and all other sums provided in this Lease to be paid by Tenant, minus the fair rental value of the Premises for such residue; (b) the value of the time and expense necessary to obtain a replacement tenant or tenants, and the estimated expenses described in Section 19.1.4 relating to recovery of the Premises, preparation correlating and for relating itself; and (c) the cost of performing any other covenants which would have otherwise been performed by Tenant, with such costs being prorated if Landlord’s successive reletting of the Premises is for a term extending beyond the scheduled expiration of this Lease.

19.1.4 Upon any termination of Tenant’s right to possession only without termination of the Lease:

19.1.4.1 Neither such termination of Tenant’s right to possession nor Landlord’s taking and holding possession thereof as provided in Section 19.1.2 shall terminate the Lease or release Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay the rent, including any amounts treated as Additional Rent, under this Lease for the full Term, and if Landlord so elects Tenant shall pay forthwith to Landlord the sum equal to the entire amount of the rent, including any amounts treated as Additional Rent under this Lease, for the remainder of the Term plus any other sums provided in this Lease to be paid by Tenant for the remainder of the Term.

19.1.4.2 Landlord may, but need not, relet the Premises or any part thereof for such rent and upon such terms as Landlord, in its sole discretion, shall determine (including the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet the Premises as a part of a larger area; and the right to change the character or use made of the Premises). In connection with or in preparation for any reletting, Landlord may, but shall not be required to, make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems reasonably necessary to place the Premises in the same rentable conditionals existed upon the Commencement Date (reasonable wear and tear excepted), and Tenant shall, upon demand, pay the cost thereof, together with Landlord’s reasonable expenses of reletting, including, without limitation, any commission incurred by Landlord, with such costs being prorated if Landlord’s successive reletting of the Premises is for a term extending beyond the scheduled expiration of this Lease. If Landlord decides to relet the Premises or a duty to relet is imposed upon Landlord by law, Landlord and Tenant agree that nevertheless Landlord shall at most be required to use only the same efforts Landlord then uses to lease premises in the Building generally and that in any case that Landlord shall not be required to give any preference or priority to the showing or leasing of the Premises over any other space that Landlord may be leasing or have available and may place a suitable prospective tenant in any such other space regardless of when such other space becomes available. Landlord shall not be required to observe any instruction given by Tenant about any reletting or accept any tenant offered by Tenant unless such offered tenant has a credit-worthiness acceptable to Landlord and leases the entire Premises upon terms and conditions including a rate of rent (after giving effect to all expenditures by Landlord for tenant improvements, broker’s commissions and other leasing costs) all no less favorable to Landlord than as called for in this Lease, nor shall Landlord be required to make or permit any assignment or sublease for more than the current term or which Landlord would not be required to permit under the provisions of Article 9. In any proceedings to enforce this Lease, Landlord shall be presumed to have complied with any duty now or hereafter imposed by law to relet the Premises in order to mitigate its damages, and Tenant shall bear the burden of proof to establish otherwise.

19.1.4.3 Until such time as Landlord shall elect to terminate the Lease and shall thereupon be entitled to recover the amounts specified in such case in Section 19.1.3, Tenant shall pay to Landlord upon demand the full amount of all rent, including any amounts treated as Additional Rent under this Lease and other sums reserved in this Lease for the remaining Term, together with the costs of repairs, alterations, additions, redecorating and Landlord’s expenses of reletting and the collection of the rent accruing therefrom (including attorney’s fees and broker’s commissions), as the same shall then be due or become due from time to time, less only such consideration as Landlord may have received from any reletting of the Premises; and Tenant agrees that Landlord may file suits from time to time to recover any sums falling due under this Article 19 as they become due. Any proceeds of reletting by Landlord in excess of the amount then owed by Tenant to Landlord from time to time shall be credited against Tenant’s future obligations under this Lease but shall not otherwise be refunded to Tenant or inure to Tenant’s benefit.

19.2 Landlord may, at Landlord’s option, upon the occurrence of an Event of Default, enter into and upon the Premises if Landlord determines in its sole discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible under this Lease and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom. If Tenant shall have vacated the Premises and failed to pay any installment of Annual Rent, Direct Expenses, Taxes, or Additional Rent when due and payable or shall have abandoned the Premises, Landlord may at Landlord’s option re-enter the Premises at any time during the last six months of the then current term of this Lease and make any and all such changes, alterations, revisions, additions and tenant and other improvements in or about the Premises as Landlord shall elect, all without any abatement of any of the rent otherwise to be paid by Tenant under this Lease.

19.3 If, on account of any breach or default by Tenant in Tenant’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney concerning or to enforce or defend any of Landlord’s rights or remedies arising under this Lease, Tenant agrees to pay all Landlord’s attorney’s fees so incurred. Tenant expressly waives any right to service of any notice required by any present or future law or ordinance applicable to landlords or tenants but not required by the terms of this Lease. In any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, investigation costs, and other reasonable legal expenses and court costs incurred by such party in such action or proceeding. Landlord and Tenant each expressly waive all rights to a trial by jury in any claim, action, proceeding or counterclaim arising out of or in any way connected with this Lease.

19.4 Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or any other remedies provided by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease.

19.5 No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid, unless in writing signed by Landlord. No waiver by either party of any violation or breach of any of the terms, provisions and covenants contained in this Lease shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. Landlord’s acceptance of the payment of rental or other payments after the occurrence of an Event of Default shall not be construed as a waiver of such Default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord in enforcing one or more of the remedies provided in this Lease upon an Event of Default shall not be deemed or construed to constitute a waiver of such Default or of Landlord’s right to enforce any such remedies with respect to such Default or any subsequent Default.

19.6 INTENTIONALLY OMITTED.

19.7 Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and/or stored, as the case may be, by or at the direction of Landlord but at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, as Additional Rent within ten (10) days after Tenant’s receipt of an invoice therefor (or Tenant’s refusal to accept delivery thereof), any and all reasonable expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

20.	TENANT’S BANKRUPTCY OR INSOLVENCY.

20.1 If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Debtor’s Law”):

20.1.1 Tenant, Tenant as debtor-in-possession, and any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater rights to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 9, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor’s Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:

20.1.1.1 Such Debtor’s Law shall provide to Tenant’s Representative a right of assumption of this Lease which Tenant’s Representative shall have timely exercised and Tenant’s Representative shall have fully cured any default of Tenant under this Lease.

20.1.1.2 Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (a) three months’ rent and other monetary charges accruing under this Lease; and (b) any sum specified in Article 5; and shall have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the satisfaction of the Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determinedly Landlord to be sufficient to assure the future performance by such assignee of all of the Tenant’s obligations under this Lease.

20.1.1.3 The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.

20.1.1.4 Landlord shall have, or would have had absent the Debtor’s Law, no right under Article 9 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.

21.	QUIET ENJOYMENT.

Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.

22.	DAMAGE BY FIRE, ETC.

22.1 In the event the Premises or the Building are damaged by fire or other cause and in Landlord’s reasonable estimation such damage can be materially restored within one hundred eighty (180) days of the date of such damage, Landlord shall forthwith repair the same and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate abatement in rent from the date of such damage. Such abatement of rent shall be made pro rata from the date of damage in accordance with the extent to which the damage and the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises from time to time. Within forty-five (45) days from the date of such damage, Landlord shall notify Tenant, in writing, of Landlord’s reasonable estimation of the length of time within which material restoration can be made, and Landlord’s determination shall be binding on Tenant. For purposes of this Lease, the Building or Premises shall be deemed “materially restored” if they are in such condition as would not prevent or materially interfere with Tenant’s use of the Premises for the purpose for which it was being used immediately before such damage.

22.2 If such repairs cannot, in Landlord’s reasonable estimation, be made within one hundred and eighty (180) days of the date of such damage, Landlord and Tenant shall each have the option of giving the other, at any time within sixty (60) days after such damage, notice terminating this Lease as of the date of such damage. In the event of the giving of such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate as of the date of such damage as if such date had been originally fixed in this Lease for the expiration of the Term. In the event that neither Landlord nor Tenant exercises its option to terminate this Lease, then Landlord shall repair or restore such damage, this Lease continuing in full force and effect, and the rent hereunder shall be proportionately abated from the date of such damage as provided in Section 22.1.

22.3 Landlord shall not be required to repair or replace any damage or loss by or from fire or other cause to any paneling, decorations, partitions, additions, railings, ceilings, floor coverings, office fixtures or any other property or improvements installed on the Premises or belonging to Tenant. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

22.4 In the event that Landlord should fail to complete such repairs and material restoration within sixty (60) days after the date estimated by Landlord therefor as extended by this Section 22.4, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, within fifteen (15) days after the expiration of said period of time, whereupon the Lease shall end on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Lease for the expiration of the Term; provided, however, that if construction is delayed because of changes, deletions or additions in construction requested by Tenant, strikes, lockouts, casualties, Acts of God, war, material or labor shortages, government regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed.

22.5 Notwithstanding anything to the contrary contained in this Article: (a) Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damages resulting from any casualty covered by the provisions of this Article 22 occur during the last twelve (12) months of the Term or any extension thereof, but if Landlord determines not to repair such damages Landlord shall notify Tenant and if such damages shall render any material portion of the Premises untenantable Tenant shall have the right to terminate this Lease by notice to Landlord within fifteen (15) days after receipt of Landlord’s notice; and (b) in the event the holder of any indebtedness secured by mortgage or deed of trust covering the Premises or Building requires that any insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon this Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Term.

22.6 In the event of any damage or destruction to the Building or Premises by any peril covered by the provisions of this Article 22, it shall be Tenant’s responsibility to properly secure the Premises and upon notice from Landlord to remove forthwith, at its sole cost and expense, such portion of all of the property belonging to Tenant or its licensees from such portion or all of the Building or Premises as Landlord shall reasonably request.

23.	EMINENT DOMAIN.

If all or any substantial part of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Lease shall have the right, at its option, of giving the other, at any time within thirty (30) days after such taking, written notice terminating this Lease effective of the date of the taking, except that Tenant may only terminate this Lease by reason of taking or appropriation, if such taking or appropriation shall be so substantial as to materially interfere with Tenant’s use and occupancy of the Premises. If neither party to this Lease shall so elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances. In addition to the rights of Landlord above, if any substantial part of the Building shall betaken or appropriated by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, and regardless of whether the Premises or any part thereof are so taken or appropriated, Landlord shall have the right, at its sole option, to terminate this Lease. Landlord shall be entitled to any and all income, rent, award, or any interest whatsoever in or upon any such sum, which may be paid or made in connection with any such public or quasi-public use or purpose, and Tenant hereby assigns to Landlord any interest it may have in or claim to all or any part of such sums, other than any separate award which may be made with respect to Tenant’s trade fixtures and moving expenses; Tenant shall make no claim for the value of any unexpired Term.

24.	SALE BY LANDLORD.

In event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability upon any of the stated covenants or conditions contained in this Lease in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. Except as set forth in this Article 24, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.

25.	ESTOPPEL CERTIFICATES.

Within ten (10) business days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications): (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) such other matters as may be reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Article 25 may be relied upon by any mortgagee, beneficiary or purchaser and Tenant shall be liable for all loss, cost or expense resulting from the failure of any sale or funding of any loan caused by any material misstatement contained in such estoppel certificate, or the failure to deliver the estoppel certificate when required. If Tenant fails to execute and deliver such certificate within five (5) business days after a second written request therefor from Landlord, Tenant by such failure irrevocably constitutes and appoints (coupled with an interest) Landlord or any Landlord Entity or Landlord’s managing agent, as Tenant’s true attorney-in-fact, to execute and deliver such certificate on Tenant’s behalf but only to the extent that such facts therein are true at that time. Such certificate, as executed and delivered by any such attorney-in-fact, shall be fully binding on Tenant.

26.	SURRENDER OF PREMISES.

26.1 Tenant and Landlord shall, at least thirty (30) days before the last day of the term, arrange to meet for a joint inspection of the Premises. In the event of Tenant’s failure to arrange such joint inspection to be held prior to vacating the Premises, and the failure is not caused by Landlord’s lack of cooperation, Landlord’s inspection at the time of or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

26.2 At the end of the Term or any renewal of the Term or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises, together with all improvements or additions upon or belonging to the same, by whomsoever made, in the same condition as received or first installed, broom clean and free of all debris, excepting only ordinary wear and tear and damage by fire or other casualty. Tenant may, and at Landlord’s request shall, at Tenant’s sole cost, remove upon termination of this Lease, any and all furniture, furnishings, movable partitions of less than full height from floor to ceiling, trade fixtures and other property installed by Tenant, title to which shall not be in or pass automatically to Landlord upon such termination, repairing all damage caused by such removal. Property not so removed shall, unless requested to be removed, be deemed abandoned by Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale. All other alterations, additions and improvements in, on or to the Premises shall be dealt with and disposed of as provided in Article 6 hereof.

26.3 All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term. In the event that Tenant’s failure to perform prevents Landlord from releasing the Premises, Tenant shall continue to pay rent pursuant to the provisions of Article 14 until such performance is complete. Upon the expiration or earlier termination of the Term, Tenant shall pay to Landlord the amount, as estimated by Landlord, necessary to repair and restore the Premises as provided in this Lease and/or to discharge Tenant’s obligation for unpaid amounts due or to become due to Landlord. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon written demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied. Any otherwise unused Security Deposit shall be credited against the amount payable by Tenant under this Lease.

27.	NOTICES.

Any notice or document required or permitted to be delivered under this Lease shall be in writing and addressed to the intended recipient, shall be transmitted personally, by fully prepaid registered or certified United States Mail return receipt requested, by messenger or by reputable independent contract overnight delivery service furnishing a written record of attempted or actual delivery, and shall be deemed to be delivered when tendered for delivery to the addressee at its address set forth on the Reference Page, or at such other address as it has then last specified by written notice delivered in accordance with this Article 27, or if to Tenant at either its aforesaid address or its last known registered office or home of a general partner or individual owner, whether or not actually accepted or received by the addressee.

28.	TAXES PAYABLE BY TENANT.

In addition to rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse to Landlord, upon written demand accompanied by reasonably supporting documentation, any and all taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties to this Lease to the extent not otherwise included in Direct Expenses and Taxes: (a) upon, allocable to, or measured by or on the gross or net rent payable under this Lease, including without limitation any gross income tax or excise tax levied by the State, any political subdivision thereof, or the Federal Government with respect to the receipt of such rent; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof; including any sales, use or service tax imposed as a result thereof, (c) upon or measured by the Tenant’s gross receipts or payroll or the value of Tenant’s equipment, furniture, fixtures and other personal property of Tenant or leasehold improvements, alterations or additions located in the Premises; or (d) upon this transaction or any document to which Tenant is a party creating or transferring any interest of Tenant in this Lease or the Premises. In addition to the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the Term hereof upon Tenant’s equipment, furniture, fixtures another personal property of Tenant located in the Premises.

29.	RELOCATION OF TENANT.

[Intentionally Deleted]

30.	DEFINED TERMS AND HEADINGS.

The Article headings shown in this Lease are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. Any indemnification or insurance of Landlord shall apply to and inure to the benefit of all the following “Landlord Entities”, being Landlord, Landlord’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them. Any option granted to Landlord shall also include or be exercisable by Landlord’s trustee, beneficiary, agents and employees, as the case may be. In any case where this Lease is signed by more than one person, the obligations under this Lease shall be joint and several. The terms “Tenant” and “Landlord” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof. The term “rentable area” shall mean the rentable area of the Premises or the Building as calculated by the Landlord on the basis of the plans and specifications of the Building including a proportionate share of any common areas. Tenant hereby accepts and agrees to be bound by the figures for the rentable space footage of the Premises and Tenant’s Proportionate Share shown on the Reference Page.

31.	TENANT’S AUTHORITY.

If Tenant signs as a corporation each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the corporation has full right and authority to enter into this Lease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Tenant signs as a partnership, trust or other legal entity, each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the state and that such entity on behalf of the Tenant was authorized to do so by any and all appropriate partnership, trust or other actions. Tenant agrees to furnish within five (5) business days after written request a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Tenant to enter into this Lease.

32.	COMMISSIONS.

Each of the parties represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease, except as described on the Reference Page. Each of the parties hereby agrees to indemnify, defend and hold the other harmless from and against any claims by a broker or finder relating to such party’s breach or alleged breach of the foregoing representation or warranty.

33.	TIME AND APPLICABLE LAW.

Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the District of Columbia.

34.	SUCCESSORS AND ASSIGNS.

Subject to the provisions of Article 9, the terms, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Lease.

35.	ENTIRE AGREEMENT.

This Lease, together with its exhibits, contains all agreements of the parties to this Lease and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument duly executed by the parties to this Lease.

36.	EXAMINATION NOT OPTION.

Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound by this Lease until it has received a copy of this Lease duly executed by Tenant and has delivered to Tenant a copy of this Lease duly executed by Landlord, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Notwithstanding anything contained in this Lease to the contrary, Landlord may withhold delivery of possession of the Premises from Tenant until such time as Tenant has paid to Landlord any security deposit required by Article 5, the first month’s rent as set forth in Article 3, the insurance policy or policies or certificate(s) thereof as set forth in Article 11 and any sum owed pursuant to this Lease.

37.	RECORDATION.

Tenant shall not record or register this Lease or a short form memorandum hereof without the prior written consent of Landlord, and then shall pay all charges and taxes incident such recording or registration.

38.	CONDITION OF PREMISES.

Tenant acknowledges that (a) except as expressly set forth in this Lease, Landlord has made and will make no warranties to Tenant regarding the condition of the Premises or the Building or the suitability thereof for Tenant’s intended purposes, and (b) Landlord disclaims any and all implied warranties, covenants or conditions regarding (i) the performance by Landlord of its obligations under this Lease or (ii) Tenant’s use and enjoyment of the Premises.

39.	PARKING.

Tenant shall have the privilege to use up to one (1) parking space in the parking garage in the Building for every 1,500 rentable square feet in the Premises at the prevailing market rate for such spaces, subject to change, which is currently one hundred eighty five dollars ($185.00) per month for unreserved spaces.

40.	[INTENTIONALLY DELETED].

41.	RENEWAL OPTION.

Provided that: (i) Tenant (including any Qualified Tenant Affiliate) is in possession of at least seventy five percent (75%) of the Premises and no Event of Default exists at the time of the exercise of such option or arises subsequent thereto, and no event exists which by notice and/or the passage of time would constitute an Event of Default if not cured within the applicable cure period provided under this Lease; and (ii) Tenant has not sublet or assigned any of its rights, title, and interest in and to this Lease except to qualified Tenant Affiliate, Tenant (or any Qualified Tenant Affiliate which is the bona fide assignee of Tenant’s entire leasehold interest in and to the Premises) shall have the option to renew this Lease for one (1) consecutive renewal term of five (5) years, provided Tenant notifies Landlord in writing of its exercise of such option not sooner than fifteen (15) months nor later than twelve (12) months prior to the Termination Date (“Tenant’s Renewal Notice”), time being of the essence. If Tenant fails to deliver timely Tenant’s Renewal Notice to Landlord or if Landlord fails to receive it, this option contained in this Section 41 shall automatically expire. If this option in this Section 41 is exercised timely, Landlord and Tenant shall have thirty (30) days after Tenant’s timely exercise of this renewal option in which to agree on the Annual Rent and rent escalations to be payable for the renewal period, provided that: (i) regardless of subsection (ii) which follows, in no event shall such Annual Rent be less than the then current escalated rate; (ii) Annual Rent and the rent escalations shall be at one hundred percent (100%) of the fair market rate, including the amount (i.e. on a per square foot basis) of tenant concessions and improvement allowances then being offered by landlords to actual tenant-occupants in comparable buildings in downtown Washington, D.C. under leases for office purposes of generally similar quantities of space for renewals (not for new space), but as also determined by the mutual agreement of Landlord and Tenant; and (iii) the Base Year for the renewal term shall be the calendar year in which the renewal term commences; (iv) Tenant shall post an increase in its Security Deposit which is commensurate with such new Annual Rent if an Event of Default shall have occurred within the twenty four (24) months immediately prior to the effective date of such renewal; and (v) all other provisions of this Lease shall remain the same during the renewal term, except that Tenant shall have no further renewal option. If Landlord and Tenant agree on the Annual Rent and rent escalations for said period, they shall execute an amendment to this Lease within ten (10) business days after such agreement stating the monthly rent and rent escalations payable for such period, and such amendment shall be attached to this Lease and become a part hereof. Should Landlord and Tenant be unable for any reason to agree upon a new Annual Rent within said thirty (30) days after Tenant’s exercise of this option, then the Annual Rent and rent escalations shall be determined by appraisal by a board of three (3) real estate brokers. One of such brokers shall be named by Landlord, one by Tenant, and the two so appointed shall select a third. Such brokers shall be licensed as real estate brokers in the District of Columbia, and shall have not less than ten (10) years’ experience in the field of commercial office leasing in the East End Submarket of downtown Washington, D.C. Each shall be recognized as being ethical and reputable within its field. Landlord and Tenant agree to make their appointments promptly within five (5) business days after the expiration of the thirty (30) day period, and the two brokers shall promptly select a third broker within five (5) business days thereafter. Each broker shall, within five (5) business days after selection of the third broker, submit its determination of the Annual Rent and rent escalations and the Annual Rent and rent escalations shall be deemed to be the rent and escalations determined by the third broker, unless it is higher than the higher of the two values determined by the first two brokers, in which event the higher of the first two appraisals shall be the Annual Rent and escalations, or unless it is lower than the lower of the two values determined by the first two brokers, in which event the lower of the first two appraisals shall be the Annual Rent and escalations. In arriving at its rental rate determinations, each broker shall consider and analyze all material components of the Lease, and review terms being offered to prospective office tenants for comparable space in comparable office buildings and locations in the Washington, D.C. metropolitan area for leases commencing on or about the time of commencement of the renewal period. In nonevent shall the Annual Rent so determined be less than the Annual Rent for the immediately preceding Lease Year. Landlord and Tenant shall each pay the fee of the broker-selected by it and they shall share equally the payment of the fee of the third broker. If Landlord and Tenant agree on the Annual Rent and rent escalations for said period, they shall immediately execute an amendment to this Lease stating the monthly rent and rent escalations payable for such period, and such amendment shall be attached to this Lease and become a part hereof. Notwithstanding the foregoing, unless Tenant shall have entered into a written renewal amendment with Landlord as aforesaid, Tenant may withdraw its exercise of this renewal option in this Section 41 by giving written notice to Landlord at any time prior to the beginning of the tenth (10th) month before the Termination Date. If Tenant fails to provide timely such notice to Landlord and Tenant shall have also failed to enter into such written amendment, the parties shall nonetheless be deemed under this Lease to have agreed irrevocably in writing to renew the Lease in accordance with the foregoing brokers’ determination of the Annual Rent and rent escalations.

42.	LIMITATION OF LANDLORD’S LIABILITY.

Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building or Landlord’s interest in any net proceeds of any sale of such interest or commercial general liability insurance recovered by Landlord and arising from its interest in the Building, but such redress shall be subject and subordinate in all events to the rights of any secured creditors of Landlord and to the superior rights of any person or entity as described in Section 15 above. The obligations of Landlord under this Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof; or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.

43.	EARLY TERMINATION.

Provided no Event of Default has occurred and Tenant has given Landlord at least eight (8) months’ prior written notice, Tenant shall have the option to cancel its obligations under the Lease, with respect to Suite Number 250 only, effective as of October 31, 2009 (the “Termination Date”) by making a payment to Landlord upon the exercise of the cancellation option equal to the sum of (a) Landlord’s unamortized deal costs (i.e. leasehold improvements, commissions, etc.) associated with Suite Number 250 based upon an interest rate of ten percent (10%) per annum, with such amortization commencing after the date the Conditional Rent has ceased); plus (b) two (2) months’ Base Rent attributable to Suite 250 at the rate in effect as of the date this Lease would terminate, with respect to Suite Number 250. Upon such notice and payments, all of the obligations of Landlord and Tenant to each other under the Lease with respect to the Suite Number 250 arising after the Termination Date shall be terminated.

44.	ERISA.

Tenant has been informed that a specified pension plan has an interest in the Project. Tenant hereby represents and warrants that it is not a party in interest to such plan, within the meaning of Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended.

[Signatures contained on next page]

LANDLORD

AZURE 14TH STREET CORPORATION, A Delaware Corporation

By:
Title:	Senior Portfolio Manager

TENANT

BOWNE GLOBAL SOLUTIONS II, INC. a New York Corporation

By:
Title:	Chief Financial Officer

EXHIBIT A

attached to and made a part of Lease bearing

the Lease Reference Date of May     , 2004 between

Azure 14th Street Corporation, as Landlord and

Bowne Global Solutions II, Inc., as Tenant

PREMISES

Exhibit A is intended only to show the general layout of the Premises as of the beginning of the Term of this Lease. It does not in any way supersede any of Landlord’s rights set forth in Section 17.2 with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

(See next page)

1101 14th Street, NW, Washington, D.C.

Suite 200
Suit 250

D-B-1

/2nd Floor

EXHIBIT B

attached to and made a part of Lease bearing

the Lease Reference Date of May    , 2004 between

Azure 14th Street Corporation, as Landlord and

Bowne Global Solutions II, Inc., as Tenant

TENANT IMPROVEMENTS

1. Definitions.

(a)	“Allowance” shall mean the Initial Allowance plus the Additional Allowance. The “Initial Allowance” shall be in the amount of up to $32.00 per rentable square foot in Suite 250 of the Premises. In the event the Total Construction Costs exceed the Initial Allowance, Landlord shall make an additional allowance available to Tenant of up to $10.00 per rentable square foot in Suite 250 of the Premises (the “Additional Allowance”); provided that any portion of the Additional Allowance that is used shall increase the Base Rent for the Premises based on an amortization over seven (7) years on a straight-line basis, together with interest thereon at nine percent (9%) per annum, with such amortization to commence after the Conditional Rent has expired.

(b)	“Approved Working Drawings” shall have the meaning set forth herein.

(c)	“Tenant Improvements” shall mean the improvements to Suite Number 250 set forth in this Exhibit.

(d)	“Total Construction Costs” shall mean the entire cost of constructing the Tenant Improvements, including space planning and preparation of the Approved Working Drawings, labor and materials, electrical and other utility usage during construction, additional janitorial services, trash removal, general tenant signage, related taxes and insurance costs, the fees of any construction managers and any administrative fee to Landlord. In the event Landlord provides actual construction management, Landlord shall be entitled to a supervision fee in the amount of one percent (1%) of the Allowance. Such fees shall be part of the Total Construction Costs.

2. Preparation of Working Drawings.

(a)	Tenant shall retain an architect/space planner (“Architect”) to prepare the construction drawings for the Tenant Improvements, along with an engineering consultant (“Engineer”) to prepare all plans and engineering working drawings related to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work for the Tenant Improvements.

(b)	Tenant shall prepare a space plan for the Tenant Improvements that includes a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein (the “Space Plan”), and shall deliver the Space Plan to Landlord for Landlord’s approval. Landlord shall notify Tenant whether it approves the Space Plan within five (5) business days after Landlord’s receipt thereof, subject to extension for delays due to an incomplete submittal. If Landlord disapproves of such Space Plans, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval. Tenant shall revise such Space Plans in accordance with Landlord’s objections and submit the revised Space Plans to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the revised Space Plans within five (5) business days after its receipt thereof, subject to extension for delays due to an incomplete submittal.

(c)	Following the date on which Landlord approves the Space Plans, Tenant shall cause the Architect and Engineer to prepare final working drawings of the Tenant Improvements and deliver the same to Landlord for its review and approval. Landlord shall notify Tenant whether it approves of the submitted working drawings within five (5) business days after Landlord’s receipt thereof, subject to extension for delays due to an incomplete submittal. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval. Tenant shall revise such working drawings in accordance with Landlord’s objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the revised working drawings within five (5) business days after its receipt thereof, subject to extension for delays due to an incomplete submittal. The approved working drawings are hereinafter referred to as the “Approved Working Drawings.”

(d)	Landlord’s consent to Tenant submittals will not be unreasonably withheld, except that Landlord may withhold approval, in its sole discretion, with respect to any Tenant Improvements to the extent such improvements (i) affect any structural elements of the Building; (ii) are exterior to the Premises; (iii) would, in the expert opinion of Landlord’s Building Systems duly licensed engineer, be the sole direct and proximate causation of impairment to the normal operation or performance of any Building Systems; or (iv) would by their nature and impact on Building Systems require alteration of any Building System outside the Premises.

(e)	Landlord must have approved the Approved Working Drawings prior to the commencement of the construction of the Tenant Improvements.

3. Permits. Upon receipt of Landlord’s approval, Tenant shall immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary for the Tenant Improvements (“Permits”), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process; provided Landlord shall not delay the permitting process. Neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that the obtaining of the same shall be Tenant’s responsibility, provided however that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any Permits.

4. Cost Proposal. Prior to commencing construction, Tenant shall provide Landlord with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of the Total Construction Costs to be incurred by Tenant in connection with the Tenant Improvements (“Cost Proposal”).

5. Construction. Tenant shall retain a contractor, on behalf of Tenant, to construct the Tenant Improvements substantially in accordance with the Approved Working Drawings and the Cost Proposal. Tenant shall proceed with its work expeditiously, continuously and efficiently, and shall use its commercially reasonable efforts to complete the same as soon as practicable after the date Landlord tenders possession of the Premises to Tenant. Tenant shall notify Landlord upon completion of the Tenant Improvements, and shall, at its expense, obtain and deliver to Landlord a certificate of occupancy from the appropriate governmental authority for the Premises.

6. Allowance.

(a)	Provided no Event of Default by Tenant has occurred, Landlord shall provide an amount up to the Allowance to be applied toward Total Construction Costs. The Allowance must be used within six (6) months following the Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto. All Tenant Improvements for which the Allowance has been made available shall be deemed Landlord’s property. Tenant shall not be entitled to use any portion of the Allowance for anything other than Tenant Improvements.

(b)	In no event shall Landlord be obligated to make disbursements with respect to the Tenant Improvements in an amount that exceeds the Allowance.

(c)	Landlord shall pay the Allowance directly to Tenant’s contractors in two (2) installments: one-half (1/2) upon written certification by Landlord’s construction manager that the work is fifty percent (50%) complete; and the balance upon receipt by Landlord of conditional lien waivers and a final certificate of occupancy for the Premises. It shall be a condition to the obligation of Landlord to make such disbursements that Tenant shall have provided Landlord with appropriate requests for payment, including invoices, contractors’ affidavits and sworn statements, contractors’ and subcontractors’ conditional lien waivers, and other documents as may be reasonably required by Landlord to demonstrate the correctness of the amount requested by Tenant.

7. Miscellaneous.

(a)	Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

(b)	Notwithstanding any provision to the contrary contained in this Lease, if an Event of Default has occurred at any time prior to Substantial Completion, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to cause the contractor to cease the construction of Suite Number 250 (in which case, Tenant shall be responsible for any delay caused by such work stoppage); and (ii) all other obligations of Landlord under the terms of this Exhibit shall be forgiven until such time, if any, as such default may be cured.

(c)	Landlord shall deliver Suite Number 250 to Tenant with all Building Systems serving the same in working order.

EXHIBIT C

attached to and made a part of Lease bearing

the Lease Reference Date of May     , 2004 between

Azure 14th Street Corporation, as Landlord and

Bowne Global Solutions II, Inc., as Tenant

RULES AND REGULATIONS

8. No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building which is visible from outside the Premises without the prior written consent of the Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person or vendor chosen by Landlord. In addition, Landlord reserves the right to change from time to time the format of the signs or lettering and to require previously approved signs or lettering to be appropriately altered.

9. If Landlord objects in writing to any curtains, blinds, shades or screens attached to or hung in or used in connection with any window or door of the Premises, Tenant shall immediately discontinue such use. No awning shall be permitted on any part of the Premises. Tenant shall not place anything or allow anything to be placed against or near any glass partitions or doors or windows which may appear unsightly, in the opinion of Landlord, from outside the Premises.

10. Tenant shall not obstruct any sidewalks, halls, passages, exits, entrances, elevators, escalators or stairways of the Building. The halls, passages, exits, entrances, shopping malls, elevators, escalators and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access to the Building of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants provided that nothing contained in this rule shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No tenant and no employee or invitee of any tenant shall go upon the roof of the Building.

11. The directory of the Building will be provided exclusively for the display of the name and location of tenants and subtenants approved by Landlord only and Landlord reserves the right to exclude any other names therefrom.

12. All cleaning and janitorial services for the Building and the Premises shall be provided exclusively through Landlord. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant’s property by the janitor or any other employee or any other person.

13. Landlord will furnish Tenant free of charge with two keys to each door in the Premises. Landlord may make a reasonable charge for any additional keys, and Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new or additional lock or bolt on any door of its Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

14. If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation.

15. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord.

16. Tenant shall not place a load upon any floor which exceeds the load per square foot which such floor was designed to carry and which is allowed by law, Landlord shall have the right to prescribe the weight, size and position to all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building to such a degree as to be objectionable to Landlord or to any tenants shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

17. Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord. Tenant shall not waste electricity, water or air conditioning. Tenant shall keep corridor doors closed.

18. Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.

19. Tenant shall close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus and electricity, gas or air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

20. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, no foreign substance of any kind whatsoever shall be thrown into any of them, and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

21. Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

22. Except as approved by Landlord, Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

23. Tenant shall not install, maintain or operate upon the Premises any vending machine, other than for the use of its own employees and invited guests.

24. Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material, which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

25. No cooking shall be done or permitted by any Tenant on the Premises, except by the Tenant of Underwriters’ Laboratory approved microwave oven or equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted provided that such equipment and use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations.

26. Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with the rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

27. Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

28. The requirements of Tenant will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instruction from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

29. Landlord may waive any one or more of these Rules and Regulations forth benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

30. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.

31. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order in and about the Building. Tenant agrees to abide by all such rules and regulations in this Exhibit Stated and any additional rules and regulations, which are adopted.

32. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

GUARANTY

THIS GUARANTY OF LEASE is made this              day of                                 , 2004, by BOWNE & CO., COMPANY, INC., a                                                       corporation having its principal place of business at 345 Hudson Street, New York, NY 10014 (the “Guarantor”), in favor of AZURE 14TH STREET CORPORATION, a Delaware corporation, having its principal place of business at c/o American Realty Advisors, 801 North Brand Blvd., Suite 800, Glendale, California 91203 Attention: Stanley Iezman (the “Landlord”).

W I T N E S S E T H:

WHEREAS, the Guarantor desires to induce Landlord to enter into a lease with BOWNE GLOBAL SOLUTIONS II, INC., a New York Corporation (the “Tenant”), with respect to certain premises 1101 14th Street, N.W., Suites 200 and 250, Washington, D.C. (the “Lease”), such lease being of even date herewith; and

WHEREAS, the entering into of the lease amendment by Landlord and Tenant will be of direct pecuniary advantage to Guarantor;

NOW, THEREFORE, in consideration of One Dollar ($1.00) paid by Landlord to Guarantor and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby covenants and agrees with the Landlord, as follows:

1. The Guarantor, as primary obligor, hereby (a) unconditionally guarantees the prompt, punctual and full payment of the rent and all other sums due under the Lease in accordance with the terms thereof as completely and effectually as if such guarantee had been made by Guarantor on the face of the Lease; (b) unconditionally guarantees the prompt, punctual and full performance by Tenant of any and all of the agreements, covenants, terms and conditions agreed to be performed by Tenant under the Lease; and (c) covenants and agrees that in the Event of Default (as defined in the Lease), the Guarantor will promptly make or cause such payment to be made or will perform or cause to be performed all such terms, covenants and conditions, irrespective of any invalidity therein, the unenforceability thereof or the insufficiency, invalidity or unenforceability of any security therefor.

2. The Guarantor does hereby further agree that Guarantor’s liability hereunder as Guarantor shall not be prejudiced, impaired or affected by any of the following, whether with or without its knowledge or consent: (a) any renewal or extension of the time of payment of the rent or other sums due under the Lease or of the time for performance by any party obligated under the Lease; (b) by any forbearance or delay in enforcing the payment of the rent or other sums due under the Lease or enforcing the obligations of any party to the Lease; (c) by any modification, addition or alteration of the terms, tenor or provisions of the Lease or (d) by the release of any other collateral Landlord may hold for the obligations of Tenant.

3. On or before the 15th day of each calendar quarter during the term hereof, Guarantor shall submit to Landlord a current financial statement in form and content satisfactory to Landlord indicating Guarantor’s current net worth. Guarantor shall submit substantiating documentation to

Landlord upon request. In addition, within thirty (30) days following the expiration of Guarantor’s fiscal year, and no less frequently than once every twelve (12) calendar months, Guarantor shall submit to Landlord an annual audited financial statement prepared in accordance with generally accepted accounting principles consistently applied and certified as true and correct by Guarantor’s chief financial officer. Guarantor acknowledges that Landlord may require Tenant to post additional collateral for its obligations under the Lease in the event of a decline in the financial condition of Guarantor and that it shall be a default under the Lease entitling Landlord to call upon this Guaranty if Tenant shall fail to post such additional collateral or if Guarantor files a petition in bankruptcy, is adjudged a bankrupt, has a receiver appointed for its assets, makes an assignment for the benefit of creditors, or otherwise takes advantage of any debtor relief proceedings available under federal, state or local law. Guarantor shall be relieved of the obligations set forth in this Section 3 for so long as it shall be a public company with audited financial statements which are filed with the U.S. Securities and Exchange Commission and publicly available.

4. This Guaranty is and shall be construed to be an irrevocable, absolute, unlimited and continuing guaranty of payment and performance, and the liability of Guarantor hereunder and Landlord’s right to pursue Guarantor shall not be affected, delayed, limited, impaired or discharged, in whole or in part, by reason of an extension or discharge that may be granted to the Tenant by any court in proceedings under the Bankruptcy Code, or any amendments thereof, or under any other state or other federal statutes. The Guarantor expressly waives the benefits of any extension or discharge granted to Tenant. This Guaranty shall survive notwithstanding the expiration or termination of the Lease with respect to any sums previously received from Tenant or from Guarantor that Landlord may be required to repay in such proceeding.

5. The Landlord shall have the right to proceed against Guarantor immediately upon any default by the Tenant in payment or performance of any obligation under the Lease, and Landlord shall not be required to take any action or proceedings of any kind against the Tenant or any other party liable for the Tenant’s debts or obligations or to look to any other collateral Landlord may have for the obligations of Tenant under the Lease. Should Landlord desire to proceed against Guarantor and Tenant in the same action, Guarantor agrees that Guarantor may be joined in any such action against Tenant and that recovery may be had against Guarantor to the extent of Guarantor’s liability in such action.

6. If Landlord calls upon Guarantor to honor, pay or perform all or part of any obligation of the Tenant, and Guarantor fails to honor such demand, the debt or obligation owed the Landlord pursuant to this Guaranty shall bear interest at the lesser of eighteen percent (18%) per annum or the highest rate permitted under applicable law. In case Guarantor fails or refuses to honor this Guaranty, the Landlord is hereby authorized to utilize such legal means as Landlord deems proper to enforce this Guaranty, through the efforts of its employees, agents, or attorneys, and Guarantor shall pay all costs of enforcement and collection, including but not limited to court costs, reasonable attorneys’ fees, depositions and expert witnesses.

7. If a corporation is executing this Guaranty, the Guarantor warrants that execution and delivery hereof and the assumption of liability hereunder have been in all respects authorized and approved by proper action on the part of the Guarantor, that the Guarantor has full authority and power to execute this Guaranty, that the Guarantor is duly formed and in good standing in the state of its formation and that the Guarantor is authorized to do business in the state in which the premises subject to the Lease are located.

8. The Guaranty shall be binding upon and inure to the benefit of the heirs, personal and legal representatives, successors and assigns of Guarantor and the Landlord. The Landlord shall have the right to assign and transfer this Guaranty to any assignee of the Lease. The Landlord’s successors and assigns shall have the rights, elections, remedies, and privileges, discretions and powers granted hereunder to the Landlord and shall have the right to rely upon this Guaranty and to enter into and continue other and additional transactions with the Tenant in reliance hereon, in the same manner and with the same force and effect as if they were specifically named as the Landlord herein.

9. This Guaranty shall constitute a District of Columbia contract, and be governed by the laws of the District of Columbia. The undersigned hereby voluntarily submits to the jurisdiction of any court in the District of Columbia having jurisdiction over the subject matter of this instrument, and hereby constitutes the Secretary of the District of Columbia as its agent for service of process in connection with any suit or proceeding arising hereunder.

10. Failure of the Landlord to insist in any one or more instances upon strict performance of any one or more of the provisions of this Guaranty or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

11. Landlord shall have the right, without affecting Guarantor’s obligations hereunder, and without demand or notice, to collect first from Tenant, and to exercise its rights of setoff against any asset of Tenant, and to otherwise pursue and collect from Tenant any other indebtedness of Tenant to Landlord not covered by this Guaranty, and any sums received from Tenant, whether by voluntary payment, offset, or collection efforts, may be applied by Landlord as it sees fit, including, without limitation, the application of all such amounts to other debts not guaranteed by Guarantor. Subrogation rights or any other rights of any kind of Guarantor against Tenant, if any, shall not become available until all indebtednesses and obligations of Tenant to Landlord are paid in full. This Guaranty shall survive the expiration or termination of the Lease to the extent the obligations of Tenant thereunder likewise survive.

12. Landlord may proceed against any collateral securing the obligations of Tenant and against parties liable therefor in such order as it may elect, and Guarantor shall not be entitled to require Landlord to marshall assets. The benefit of any rule of law or equity to the contrary is hereby expressly waived.

13. Landlord may, in its sole discretion and with or without consideration, release any collateral securing the obligations of Tenant or release any party liable therefor. The defenses of impairment of collateral and impairment of recourse and any requirement of diligence on Landlord’s part in perfecting or enforcing any lien granted in the Lease or in collecting the obligations under the Lease are hereby waived.

14. Guarantor hereby waives any requirement of presentment, protest, notice of dishonor, notice of default, demand, and all other actions or notices that may be required on Landlord’s part in connection with the obligations guaranteed hereby.

15. GUARANTOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO THIS GUARANTY.

16. In the event any portion of this Guaranty shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Guaranty, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Guaranty.

17. If there is more than one Guarantor, the obligations of each Guarantor under this Guaranty are and will be joint and several. Landlord may release any one or more Guarantors at any time without notice to or consent by the remaining Guarantors and without affecting the continuing liability of the remaining Guarantors. Landlord shall not be required to pursue any remedy against any other person or party that shall have executed any agreement of guaranty with Landlord. Landlord may elect, in its sole and absolute discretion, to seek to recover from any one or more of such persons or parties and no such election shall constitute any defense or any other bar or limitation to the enforcement of Guarantors’ obligations set forth herein.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first set forth above.

Witness:	GUARANTOR:

BOWNE & CO., INC.

Date:	By:
	Printed Name:	C. Cody Colquitt
	Title:	SR. VP & CFO
	Date:	6/2/04